MID-CONTINENT METALS GROUP, LLC

William H. Van Pelt, IV
*President*

March 29, 2022

VIA EMAIL: tbjenn@gmail.com
Mr. T. Benjamin Jennings
Chairman, Chief Executive Officer, President
Panamera Holdings Corporation
7703 FM 2502
Brenham, TX 77833

Dear Ben:

Effective today, this Letter of Intent describes our respective intentions for Panamera Holdings Corporation ( "Panamera") to acquire 100% of the outstanding shares of Arsham Holdings, Inc. ("Arsham"), parent company of Arsham Aluminum Alloys, LLC from its shareholder, Mid-Continent Metals Group, LLC (referred to separately as "Mid-Continent Metals" or "Seller" and with Panamera as the "Parties").

The transactions contemplated in this Letter of Intent, the Definitive Share Exchange Agreement, and the Warrant Agreement are subject in all respects to the following terms and conditions:

## 1. Exchange of Shares with Panamera; Exchange Price.

A. Panamera shall acquire 100% of the issued and outstanding voting common stock of Arsham from Mid-Continent Metals (it being represented and warranted by Mid-Continent Metals by signing this letter that the capital stock of Arsham consists only of voting common stock) free and clear of all liens, claims and encumbrances in return for Seller receiving 9,224,435 shares of voting common stock of Panamera (the "Shares") at an agreed value of $9,224,435. This figure will be adjusted proportionately for capital contributions made to Arsham prior to Closing.

B. The Parties intend for the exchange of the Shares to be a tax-free "B" Reorganization under Section 368(a)(1)(B) of the Internal Revenue Code, (likely, a forward triangular merger into a merger-subsidiary of Panamera) or a similar tax-free structure.

C. The Parties will enter into a warrant purchase agreement ("Warrant Agreement") whereby Mid-Continent Metals will be entitled to purchase warrants in the Panamera. The Warrant Agreement shall entitle Mid-Continent Metals to purchase up to $3,000,000 of the Panamera's voting common stock at a purchase price of $1.00 per share ("Warrant Price"). The warrants issued to Mid-Continent Metals can be exercised during the period commencing on the execution of the Warrant Agreement ("Execution Date") and ending on the date six months from the Execution Date.

D. Mid-Continent Metals understands that the Shares have not been registered under the Securities Act and are "restricted securities" under applicable federal and state

securities laws. As such, the shares will not be freely tradeable until the expiration of one year after Closing.

E. Panamera agrees to apply for listing on The Nasdaq Capital Market within 120 days of closing on its purchase of the Shares.

F. Panamera assumes full financial and operating responsibility for Arsham upon Closing.

2. **Employment Contract; Board Seat.**

A. At Closing, Van Pelt will become a Director and employee of Panamera with the following contract, titles and responsibilities:

i. The protective covenants and accelerated rights of my shares in Panamera will mirror those provisions of your shares in Panamera; my compensation will be as mutually agreed upon and approved by the Board or an appropriate Committee of the Board.

ii. Titles will be: Vice-Chairman (a voting Director) and Chief Development Officer.

iii. Responsibilities:

a. Participate in Panamera's strategic planning;
b. Assist you with execution of Panamera's acquisition strategy;
c. Assist you with financial management of Panamera, including management of its capital structure and equity raises;
d. Participate as member of Board of Directors of Panamera;
e. Participate in subsidiary Board of Directors of Arsham and any other subsidiary Boards as requested by you;
f. Manage local banking and other professional relationships;
g. Make Seller's broker-dealer available to Panamera, if/as requested; and
h. Such other tasks, projects and assignments as requested by Ben.

**3. Conditions Precedent.** The obligations of the Parties to consummate the transactions contemplated by the Definitive Share Exchange Agreement and the Warrant Agreement shall be subject to certain conditions precedent, including, without limitation, the following:

**A. Definitive Share Exchange Agreement; Warrant Agreement.** Panamera and Mid-Continent Metals shall have negotiated, executed, and delivered a mutually satisfactory Definitive Share Exchange Agreement, Warrant Agreement and related documents which shall provide for the transactions contemplated hereby and include (without limitation):

(i) Representations and warranties of Panamera and Mid-Continent Metals as are mutually acceptable and customary for a transaction of the nature set forth herein;

(ii) Closing conditions (including those specified herein) as are mutually acceptable; and

(iii) Forms of opinions of counsel as are mutually acceptable and customary for a transaction of the nature set forth herein.

B. **Working Capital of Seller.** At Closing, Arsham will have a positive current ratio. Upon Closing, Panamera will be responsible for changes in working capital.

C. **Other Documents; Legal Opinions.** Each other instrument contemplated by the Definitive Share Exchange Agreement and Warrant Agreement shall have been executed and delivered by each signatory hereto, and the opinions of counsel, as necessary, shall have been delivered.

D. **Corporate and Shareholder Approvals.** The Definitive Share Exchange Agreement, Warrant Agreement and the transactions contemplated thereby shall have been approved by a majority of the shareholders and respective boards of directors of Mid-Continent Metals and Panamera.

E. **Consents and Approvals.** All necessary government filings and approvals relating to the transactions contemplated by this Letter of Intent, the Definitive Share Exchange Agreement, and Warrant Agreement and all consents and approvals of third parties necessary for the consummation of the transactions contemplated by this Letter of Intent, the Definitive Share Exchange Agreement, and Warrant Agreement shall have been obtained.

F. **Financial Statements.** Prior to closing, Panamera shall have received audited financial statements of Arsham and its subsidiaries for the 2019 and 2020 fiscal years, reviewed financial statements through September 30, 2021, and internally prepared financial statements as of current date. Seller shall have received the financial statements of Panamera via the SEC's Edgar system.

G. **Due Diligence.** Panamera shall have conducted the legal, environmental, business, and financial due diligence reviews of Arsham (the "Due Diligence") it considers necessary, the results of which shall be materially consistent with Mid-Continent Metals' representations and warranties regarding such matters.

H. **Purchase of Additional Shares.** In a separate transaction, subject to its own independent documentation, Mid-Continent Metals, or an affiliate, will acquire additional shares of Panamera. While separate transactions, closing each is a condition precedent for the other transaction.

4. **Closing; Removal of Conditions on Panamera's Obligation to Close.** The Parties will negotiate in good faith with a view to executing the Definitive Share Exchange Agreement and Warrant Agreement on or before April 15, 2022. The Closing of the proposed transaction will take place as soon thereafter as all conditions to the transaction are satisfied or waived, but not later than April 30, 2022, unless an extension is mutually agreed upon. If the Definitive Share Exchange Agreement and Warrant Agreement are not executed by April 15, 2022, or such later date as the Parties may agree, either party may terminate this Letter of Intent.

5. **Confidentiality. Announcement** The Parties agree that neither will use any of the information gathered pursuant to the proposed Due Diligence contemplated herein for any purpose other than the transaction anticipated by this Letter of Intent. Without the express written consent of all the Parties hereto, each of the Parties hereto agree to maintain in confidence and not disclose to any other person the existence of this Letter of Intent, the terms of the proposed transaction or the information delivered in connection with the proposed Due Diligence, other than disclosures required to obtain the approvals for the transaction contemplated hereby, disclosures to those professionals, advisors and potential financing sources and their attorneys who have a need to know, or any other disclosure required by applicable law. The Parties will jointly develop a mutually agreeable announcement of this transaction.

6. **Conduct of Business.** Mid-Continent Metals agrees that pending negotiation of the Definitive Share Exchange Agreement and Warrant Agreement, Arsham in all material aspects will operate its business only in the usual, regular and ordinary manner.

7. **Exclusivity.** For a period of ninety days from the date of this Letter (the "Exclusivity Period") or as extended by mutual agreement, neither Mid-Continent Metals nor any of its affiliates shall (except with respect to Panamera): (A) Enter into or conduct any discussions with any parties relative to the disposition of the business, assets or stock of Arsham, (B) Solicit or encourage, directly or indirectly, submission of any inquiry, proposal or offer related to the disposition of the business, assets or stock of Arsham; or (C) Entertain any offer to purchase the business, assets or stock of Arsham.

8. **Access.** Mid-Continent Metals will give Panamera and its advisors complete access to all of the books, records, officers, employees, financial statements, customer and supply lists and other documents and materials relating to Arsham, its assets and business as Panamera may request to conduct its due diligence investigation. All confidential information acquired by Panamera pursuant to this paragraph shall be held in the strictest of confidence by Panamera and shall not be revealed or disclosed to any third party or parties, other than to Panamera's professionals, advisors and potential funding sources and their attorneys, except as may be required by law. In the event the transaction should not be consummated for any reason after execution of the Definitive Share Exchange Agreement and Warrant Agreement, Panamera shall promptly, upon request of Arsham, return all such documents as it may have obtained in this process, and any and all copies of such documents.

9. **Costs and Expenses.** All costs and expenses incurred in connection with the negotiation, execution, and delivery of this Letter of Intent, the Definitive Share Exchange Agreement, and Warrant Agreement and related agreements and the consummation of the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

10. **Termination.** It is understood and agreed that if, despite the reasonable good faith efforts of the Parties, a mutually satisfactory Definitive Share Exchange Agreement and Warrant

Agreement have not been executed on or before April 15, 2022, Panamera and Mid-Continent Metals may terminate this Letter of Intent by written notice to the other without any liability; provided, however, that the obligations set forth in paragraphs 6 and 8 through 15 shall survive for two years from Execution Date.

11. **Nature of Letter of Intent.** This Letter of Intent is intended to constitute a binding agreement by and between Parties to enter into a Definitive Share Exchange Agreement and Warrant Agreement as soon as practical. Notwithstanding the foregoing, while the Parties intend to enter into a binding agreement, some items, such as those relating to the time elements of the warrants referenced in paragraph 1(C), the employment contract referenced in paragraph 2(A), and the terms of the Definitive Share Exchange Agreement and Warrant Agreement in paragraphs 1(A) and 1(C), may require additional discussion by the parties to the extent that they inherently are non-binding. For those non-binding items, Parties hereby agree to use their reasonable best efforts to negotiate, in good faith, those items as soon as practicable and within the time frame provided herein. While this Letter of Intent does not contain all matters on which agreement must be reached in order to consummate the transactions contemplated herein, it does contain the material terms and the parties agree to be bound by the terms contained herein, except if specifically identified as an item requiring further discussion and mutual agreement.

    The provisions of paragraphs 1, 2 and 4 through 14 hereof are intended to be binding upon the parties in accordance with their terms. With respect to all other matters set forth herein, it is understood that: (i) this Letter of Intent sets forth the intentions of the parties to use their reasonable best efforts to negotiate, in good faith, a Definitive Share Exchange Agreement and Warrant Agreement and that any legal obligations with respect to such matters, including, but not limited to, the customary representations and warranties described in paragraph 3(A)(i), shall be only as set forth in the Definitive Share Exchange Agreement and Warrant Agreement when and if executed by Panamera and Mid-Continent Metals, and (ii) that neither Panamera (or any affiliate thereof) nor Mid-Continent Metals (or any affiliate thereof) shall be responsible for any claims or liability relating to the transactions contemplated hereby in the event the Definitive Share Exchange Agreement and Warrant Agreement are not so executed and delivered, except as expressly provided in the Letter of Intent.

12. **Indemnification.** Mid-Continent Metals represents and warrants that Panamera will not incur any liability of any kind or nature whatsoever in connection with the consummation of the acquisition of Arsham to any third party regarding the disposition of Arsham, and the Mid-Continent Metals agrees to indemnify, defend and hold harmless Panamera, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims.

13. **Governing Law.** This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws.

14. **Miscellaneous.** This Letter of Intent constitutes the complete understanding of the parties with respect to the matters referenced herein, and any other agreements, contracts or understanding (whether written or oral) are superseded by the terms hereof. The rights and obligations of the parties created by this Letter of Intent shall not be assignable by either party without the prior written consent of the other party, which will not be unreasonably withheld. Notwithstanding the foregoing, the rights and obligations of Panamera created by this Letter of Intent shall be assignable by Panamera without the prior written consent of Seller only to the ultimate holding company contemplated by this agreement. This Letter of Intent may be signed in one or more counterparts, each of which taken together shall constitute one and the same agreement.

If the foregoing general terms are acceptable to you, please so indicate by signing the enclosed duplicate original of the Letter of Intent and returning it to the undersigned.

Sincerely,

William H. Van Pelt IV

William H. Van Pelt, IV

Accepted by Panamera Holdings Corporation

By: ____________________
T. Benjamin Jennings, CEO